Exhibit 99.3

the lazard funds, inc.
LAZARD RETIREMENT SERIES, INC.
LAZARD WORLD DIVIDEND & INCOME FUND, INC.
LAZARD GLOBAL TOTAL RETURN AND INCOME FUND, INC.

Amended Joint Fidelity Bond Agreement

THIS AGREEMENT is made as of February 28, 2017 by and among The Lazard Funds, Inc., Lazard Retirement Series, Inc., Lazard Global Total Return and Income Fund, Inc. and Lazard World Dividend & Income Fund, Inc. (collectively, the “Funds”).

WHEREAS, Lazard Global Total Return and Income Fund, Inc. and Lazard World Dividend & Income Fund, Inc. and the current and future series of The Lazard Funds Inc. and Lazard Retirement Series, Inc. (collectively, the “Portfolios”) have been named as Assureds under the joint insured fidelity bond issued by the Federal Insurance Company, a member of the Chubb Group of Insurance Companies (the “Bond”); and

WHEREAS, the Funds further desire to establish (i) the criteria by which the premium for the Bond shall be allocated amount the Portfolios, and (ii) the criteria by which recoveries under the Bond shall be allocated among the Funds.

NOW, THEREFORE, it is agreed as follows:

1.      Each Portfolio shall pay a portion of the premium, which shall be determined as of a specified date (which is the same for all Portfolios), determined by calculating the proportion which the premium that would have been paid by the Portfolio if it had provided and maintained a single joint insured bond bears to the aggregate of the premiums that would have been paid by all of the Portfolios had each provided and maintained a single joint insured bond and applying said proportion to the premium, unless the Funds determine that it would be more equitable for certain Portfolios to pay a different amount. From time to time, adjustments may be made by mutual agreement of the Funds to the portion of the balance of the premium paid by a Portfolio, based on a subsequent change or changes in the net assets of one or more Portfolios or the creation or liquidation of a Portfolio or Portfolios.

2.      If the claims or loss of two or more of the Funds under the Bond are so related that the insurer is entitled to assert that the clams must be aggregated, the following rules shall determine, between or among the claimants, the priority of satisfaction of the claims under the Bond.

A.      Each Fund claimant shall receive not less than the lesser of (i) the proceeds equal to the full amount of its claim, or (ii) the amount which it would have received had it provided and maintained a single insured bond with the minimum coverage which such Fund would have been required to carry pursuant to Rule 17g-1(d)(1) under the Investment Company Act of 1940, as amended, at the time the claim arose.

B.      Subject to the preceding paragraph, as respects each affected Fund, proceeds in respect of a claim under the Bond shall be applied to the unsatisfied claim (or portion thereof) of each affected Portfolio by calculating the proportion which the unsatisfied claim (or portion thereof) of each Portfolio bears to the unsatisfied claims (or portions thereof) of all Portfolios of that Fund and applying said proportion to the remaining amount of insurance paid.

3.       This Agreement shall become effective as of the date written above and shall remain in full force and effect with respect to the Bond during the effective period of the Bond, as specified therein.

Any Fund may withdraw from this Agreement upon written notice to the other Funds. The withdrawing Fund shall be entitled to receive an amount equal to the portion of the share of the premium on the Bond borne by the withdrawing party which is proportional to the unexpired term of the Bond for which the premium has been paid.

4.      The obligations of the Funds are not binding upon any of the Board members or holders of shares or interests of any such Fund individually.

IN WITNESS WHEREOF each Fund has caused this Agreement to be executed on their behalf by their officer hereunto duly authorized as of the day and year written above.

THE LAZARD FUNDS, INC.

By:	/s/ Mark R. Anderson
Mark R. Anderson
Secretary

LAZARD RETIREMENT SERIES, INC.

By:	/s/ Mark R. Anderson
Mark R. Anderson
Secretary

LAZARD GLOBAL TOTAL RETURN AND INCOME FUND, INC.

By:	/s/ Mark R. Anderson
Mark R. Anderson
Secretary

LAZARD WORLD DIVIDEND & INCOME FUND, INC.

By:	/s/ Mark R. Anderson
Mark R. Anderson
Secretary
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